Exhibit 23.1

                          Independent Auditors' Consent
                          -----------------------------


The Board of Directors
TRM Corporation (formerly TRM
  Copy Centers Corporation):


We consent to the incorporation by reference on Form S-8 (Nos. 33-55370 and 33-74354) of TRM Corporation of our reports dated February 19, 1999, relating to the consolidated balance sheets of TRM Corporation and subsidiaries as of December 31, 1998 and June 30, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, cash flows, and related schedule for the six months ended December 31, 1998 and for each of the years in the three-year period ended June 30, 1998, which reports appear in the December 31, 1998 Form 10-K of TRM Corporation.


                                       KPMG PEAT MARWICK LLP


Portland, Oregon
March 29, 1999